
                                                                    Exhibit 99.1

                    [LETTERHEAD OF PORTAL SOFTWARE, INC.]


               Portal Software Announces First Quarter Results
--------------------------------------------------------------------------------

Cupertino, Calif., (May 20, 1999) Portal Software Inc., (NASDAQ: PRSF) today announced financial results for the first quarter ended April 30, 1999. The company reported first quarter FY 2000 revenues of $15.2 million, a 273 percentage increase over revenues of $4.1 million for the comparable quarter in the prior year and a 37 percentage sequential increase over the fourth quarter
FY 1999 revenues. Assuming the conversion of all shares of outstanding preferred stock to common stock, which took place immediately prior to the Company's public offering on May 6th, 1999, Portal had 62.2 million shares outstanding on a pro forma basis as of April 30, 1999. Portal reported a net loss of $5.5 million or $.09 per share on a pro forma basis for the first quarter FY 2000 compared to a net loss of $2.1 million or $.04 per share on pro forma basis for the year earlier period, reflecting increased investments in product development and sales and marketing efforts worldwide.

Portal Software completed its initial public offering and concurrent private placement totaling approximately 8 million shares on May 6, 1999. The initial public offering and concurrent private placement raised approximately $104 million for the company.

"We are pleased with our first quarter results. During the quarter we continued building momentum in our market by entering into significant customer relationships, expanding our worldwide presence, establishing strategic partner agreements and delivering innovative technology," said John Little, founder and CEO of Portal Software. "We will continue to focus on achieving our objective of becoming the leader in customer management and billing solutions that are core to the Internet infrastructure."

                                     -more-
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Portal Annonunces First Quarterly Earnings
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This quarter, Portal extended its global market presence with the addition of significant new customer agreements. With over 100 customers around the world, the Company further expanded internationally by establishing a European headquarters in the United Kingdom as well as through key customer relationships announced with Demon Internet, the pioneer Internet service provider in the United Kingdom; Viag Interkom, Germany's first private telecommunications company to create a separate ISP operation; and Glocalnet, Europe's leading provider of IP telephony services.

"We believe our strong revenue growth in Q1 reflects the market's recognition of our industry-leading software solution," said Jack Acosta, chief financial officer and vice president of finance at Portal Software. "This revenue growth helps us continue to aggressively invest in product development and sales and marketing efforts worldwide."

During the quarter, Portal forged several strategic alliances and technology partnerships with leaders in the industry. Portal entered into a strategic alliance and marketing agreement with PriceWaterhouseCoopers to deliver, implement and support Portal Infranet real-time customer management and billing software. Technology partnerships established included Hewlett-Packard to incorporate Infranet into its hosted e-commerce solution, Commerce for the Millennium and Narus Software to jointly provide comprehensive, flexible customer management and billing solutions including Infranet and Narus Semantic
Traffic Analysis technology.

In addition in May, Cisco and Portal formed an alliance in which Cisco designated Portal to be its strategic customer management and billing partner for next-generation data Internet Protocol (IP) services. Concurrent with Portal's initial public offering on May 6, 1999, Cisco Systems and Andersen
Consulting LLP purchased a total of 3.4 million shares of Portal common stock.

In March, Portal also announced its Infranet Distributed Nonstop Architecture
(DNA) Technology, an innovative new technology. Infranet DNA delivers a new level of high-availability in the customer management and billing component of an Internet service infrastructure. This technology enables large, geographically distributed ISPs to offer their customers uninterrupted service access and usage in the event the network link to Infranet or the main Infranet database is inaccessible.


                                     -more-
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Portal Annonunces First Quarterly Earnings
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About Portal

Portal develops, markets and supports real-time, scalable customer management and billing software, or CM&B software, for providers of Internet-based services. Portal's Infranet software is a comprehensive solution that meets the complex, mission-critical provisioning, accounting, reporting and marketing needs of providers of Internet-based services. Information about Portal and its products can be found at http://www.portal.com.

                                     ###


Statements in this release concerning Portal Software, Inc. future growth, profitability, and operating results, future results of relationships and alliances with third parties, future product plans and Portal's overall future prospects are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following: market acceptance of Portal's products and services; customer and industry analyst perceptions of Portal and its technology vision and future prospects; sales force productivity; fluctuating operating results; challenges associated with recruiting, training, retaining and integrating significant increases in new personnel and geographic operations;
expectation of continued losses; ability to establish, maintain and effectively implement relationships with system integrators and other strategic resellers and vendors; rapid technological changes; competitive factors; unanticipated delays in scheduled product availability dates (which could result from various occurrences including development or testing difficulties, software errors, shortages in appropriately skilled software engineers and project management problems); and general business conditions, and the continued growth of the Internet and Internet-based software and services markets.

Copyright 1999 Portal Software, Inc. All rights reserved. Portal and Infranet are U.S. registered trademarks, and Portal Software, the Portal logo, the Real-
Time-No Limits tagline and Infranet IPT are trademarks of Portal Software,
Inc.
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[LOGO FOR PORTAL SOFTWARE, INC.]
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
                                                                 ------------------------------------
Statement of Operations                                                   1st Quarter Ended
(In thousands, except per share data)                                         April 30,
                                                                 ------------------------------------
                                                                       1999              1998
                                                                 ------------------------------------
                                                                              (Unaudited)
Revenues:
    License fees                                                     9,064.00          2,185.00
    Services                                                         6,101.00          1,881.00
                                                                 ------------      ------------
Total revenues                                                      15,165.00          4,066.00

Expenses
    Cost of revenues                                                 4,380.00          1,261.00
    Research and development                                         4,285.00          2,207.00
    Sales and marketing                                              7,329.00          2,000.00
    General and administrative                                       2,235.00            714.00
    Amortization of deferred stock comp                              2,026.00             96.00
                                                                 ------------      ------------
Total operating expenses                                            20,255.00          6,278.00

Operating loss                                                      (5,090.00)        (2,212.00)
    Interest income (expense) and other income, net                    (28.00)            73.00
                                                                 ------------      ------------
Loss before income taxes                                            (5,118.00)        (2,139.00)
    Provision for income taxes                                         416.00              2.00
                                                                 ------------      ------------
Net loss                                                            (5,534.00)        (2,141.00)
                                                                 ============      ============

 Basic and diluted net loss per share                                   (0.16)            (0.08)
 Shares used in calculating basic
     and diluted net loss per share                                    33,543            25,993

Pro forma reflecting conversion of preferred stock into common stock
 Pro forma basic and diluted net loss per share                         (0.09)            (0.04)
 Pro forma shares used in calculating basic
     and diluted net loss per share                                    62,195            54,352

Condensed Consolidated Balance Sheets
(In thousands)
                                                                 ----------------------------------
                                                                       As of             As of
                                                                  April 30, 1999   January 31, 1999
                                                                 ----------------  ----------------
                                                                             (Unaudited)
Assets
    Current assets                                                      30,692.00         27,723.00
    Property and equipment, net                                          5,608.00          4,417.00
    Other assets                                                         3,368.00            204.00
                                                                     ------------      ------------
       Total assets                                                     39,668.00         32,344.00
                                                                     ============      ============

Liabilities
    Current liabilities                                                 46,564.00         36,873.00
    Long-term liabilities                                                2,236.00          2,022.00
    Convertible preferred and common stock                              20,365.00         19,409.00
    Additional paid-in capital, shareholder notes and other             16,406.00         16,435.00
    Deferred stock compensation                                        (12,430.00)       (14,456.00)
    Accumulated deficit                                                (33,473.00)       (27,939.00)
                                                                     ------------      ------------
       Total Liabilities and Equity                                     39,668.00         32,344.00
                                                                     ============      ============
